Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FOX FACTORY HOLDING CORP.

Fox Factory Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The name of the Corporation is Fox Factory Holding Corp.
2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 28, 2007 under its current name and was further amended pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 9, 2013.
3. Pursuant to a resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required were voted in favor of the Second Amended and Restated Certificate of Incorporation. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “DGCL”); it restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation heretofore in effect.
4. The text of this Second Amended and Restated Certificate of Incorporation as so adopted reads in its entirety as follows:
ARTICLE I
NAME
The name of the corporation is Fox Factory Holding Corp. (the “Corporation”).
ARTICLE II
AGENT
The registered office of the Corporation shall be the Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
ARTICLE IV
STOCK
4.1 Authorized Capital Stock. The Corporation shall have the authority to issue one hundred million (100,000,000) shares of capital stock, consisting of ninety million (90,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.

4.2 Common Stock.
(1) Voting. Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation, the holders of the Common Stock shall be entitled to:
(a) one vote for each share of Common Stock held at all meetings of stockholders of the Corporation (the “Stockholders”); and
(b) cast votes in person or by proxy in the manner and to the extent permitted under the Bylaws of the Corporation (the “Bylaws”).
(2) Dividends. Subject to preferences that may be applicable to any series of Preferred Stock then outstanding, the holders of outstanding shares of Common Stock shall be entitled to receive dividends on the Common Stock when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”) out of funds legally available for such purpose. All holders of Common Stock shall share ratably, in accordance with the number of shares held by each such holder, in all dividends or distributions on the Common Stock payable in cash, in property or in securities of the Corporation. Whenever a distribution provided for in this Section 4.2 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.
(3) Liquidation. In the event of any liquidation, dissolution, or winding-up of the Corporation, either voluntary or involuntary, the assets of the Corporation legally available for distribution to the Stockholders shall be distributed ratably in proportion to the number of the shares of Common Stock, and any participating Preferred Stock then outstanding, subject to prior satisfaction of all outstanding debt, liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
(4) Redemption. The Common Stock is not redeemable.
4.3 Preferred Stock. The Board of Directors is hereby expressly and exclusively authorized to issue Preferred Stock from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance. The Board of Directors is further authorized without any further vote or action by the Stockholders, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of any wholly unissued series of Preferred Stock, including, without limitation, the authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, the liquidation preferences of any such series, the number of shares constituting any such series and the designation thereof. The designation, powers, preferences and rights, and the qualifications, limitations or restrictions, of any such series, may differ from those of any and all other series outstanding at any time.
The Board of Directors is further authorized without any further vote or action by the Stockholders to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was previously fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions, if any, of each series of Preferred Stock authorized for issuance from time to time. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
The Common Stock shall be subject to the terms of any series of Preferred Stock.

ARTICLE IV
BOARD OF DIRECTORS
5.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The number of directors that constitutes the entire Board of Directors of the Corporation shall initially be seven (7) but such number may be adjusted from time to time exclusively by resolution of the Board of Directors.
5.2 Election and Terms of Office. The directors of the Corporation shall be divided into three classes as nearly equal in number as is practicable, hereby designated Class I, Class II, and Class III. The Board of Directors may assign directors already in office to such classes at the time such classification becomes effective. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the date hereof, each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the date hereof, and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the date hereof; and provided further, that the term of each director shall continue until the election and qualification of a successor or until such director’s earlier death, resignation, or removal.
If the number of directors is adjusted, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as practicable. Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.
5.3 Written Ballots. Elections of directors need not be by written ballot.
5.4 No Cumulative Voting. No Stockholder shall be permitted to cumulate votes at any election of directors.
5.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office by the Stockholders only for cause.
5.6 Vacancies. Vacancies on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled solely by a majority vote of the remaining members of the Board of Directors, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this Article V and any resolution or resolutions adopted by the Board of Directors pursuant thereto.
5.7 Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law.

ARTICLE VI
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
6.1 Elimination of Certain Liability of Directors and Officers. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors and officers for breaches of fiduciary duty, no director or officer of the Corporation shall be personally liable to the Corporation or the Stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment. The personal liability of the directors and officers of the Corporation to the Corporation or the Stockholders for monetary damages for any breach of fiduciary duty by such director as a director or such as officer as an officer shall be limited to the fullest extent permitted by applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
6.2 Indemnification and Insurance.
(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.
The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise (an “undertaking”); and provided, further, that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board of Directors may deem advisable.
(2) Non-Exclusivity of Rights; Accrued Rights. The right to indemnification and the advancement of expenses conferred in this Section 6.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Any repeal or modification of this Section 6.2 shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.
(3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
(4) Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of paragraph (1) of this Section 6.2 or to any agent of the Corporation, subject to such conditions as the Board of Directors may deem advisable.
(5) Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder as to all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VII
CONSIDERATION OF OTHER CONSTITUENCIES
In addition to any other considerations which they may lawfully take into account in determining whether to take or to refrain from taking action on any matter and in discharging their duties under applicable law and this Second Amended and Restated Certificate of Incorporation, the Board of Directors, its committees and each director may take into account the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon the communities in which the Corporation and its subsidiaries do business; provided, however, that this Article VII shall be deemed to grant discretionary authority only and shall not be deemed to provide to any constituency a right to be considered.
ARTICLE VIII
STOCKHOLDER ACTION
No action shall be taken by the Stockholders except actions taken at an annual or special meeting of the Stockholders duly called in accordance with the Bylaws, and (b) no action shall be taken by the Stockholders by written consent. Subject to any requirement of applicable law, the Bylaws may establish procedures regulating the submission by Stockholders of nominations and proposals for consideration at meetings of the Stockholders.
ARTICLE IX
SPECIAL MEETINGS
Special meetings of the Stockholders may be called only in accordance with the Bylaws and may not be called by the Stockholders.

ARTICLE X
CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or (v) any other action asserting a claim governed by the internal affairs doctrine except for, as to each of (i) through (v) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.
ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
Subject to any requirement of applicable law or any other provision of this Second Amended and Restated Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least Sixty-Six and Two-Thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a special meeting of the Stockholders duly called in accordance with the Bylaws, shall be required to amend, add, alter, change, repeal, or adopt any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with Article V, Article VIII, Article IX, Article X, Article XII or this Article XI (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Article).

ARTICLE XII
AMENDMENT OF BYLAWS
The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined in the Bylaws) or by written consent. The Stockholders of the Corporation may not adopt, amend or repeal any of the Bylaws, and no provision inconsistent therewith shall be adopted by the Stockholders, unless such action is approved by the affirmative vote of the holders of at least Sixty-Six and Two-Thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, in accordance with the Bylaws.
[Signature Page Follows]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 8th day of May, 2023.

/s/ Michael C. Dennison
Michael C. Dennison
Chief Executive Officer